Exhibit 99.1

Contact:	Dan McCarthy, 610-774-5758
PPL Corporation

Senior banking executive named to PPL Corporation board

ALLENTOWN, Pa. (Dec. 20, 2010) -- PPL Corporation (NYSE: PPL) announced Monday (12/20) that Steven G. Elliott, who has nearly four decades of auditing and banking experience, has been named to the company’s board of directors, effective Jan. 1, 2011.
Elliott currently serves as senior vice chairman of BNY Mellon. During his extensive career with that company, he served as chief financial officer, led a number of the company’s servicing businesses and, after the merger of The Bank of New York and Mellon, was co-head of the process to integrate the people, technologies and capabilities of the two financial institutions.
He served as a director of Mellon Financial Corporation from 2001 until the July 2007 merger and then as a director of BNY Mellon through July 2008.
“Steve Elliott’s extensive experience in a wide range of financial disciplines will further strengthen an already outstanding PPL board of directors,” said James H. Miller, chairman, president and chief executive officer of PPL. “His strong background in regulatory issues also will serve us well.”
A native of Delta, Colo., Elliott earned a bachelor’s degree in finance from the University of Houston and an MBA from Northwestern University’s Kellogg School of Management.
He joined Mellon in 1987 as executive vice president and head of the finance department. He was named chief financial officer in 1990, vice chairman in 1992 and senior vice chairman in 1998. Elliott will be retiring from BNY Mellon on Dec. 30.
Before joining Mellon, he had held senior officer positions at First Commerce Corporation, New Orleans; Crocker National Bank, San Francisco; Continental Illinois National Bank, Chicago; and First Interstate Bank of California.
Currently a resident of Pittsburgh, Elliott is a certified public accountant and a member of the American Institute of Certified Public Accountants and Financial Executives Institute. He also serves on the board of the Pittsburgh Cultural Trust.
Elliott’s appointment brings the total PPL board membership to 11, 10 of whom are independent, outside directors.
PPL Corporation, headquartered in Allentown, Pa., owns or controls about 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity and natural gas to about 5.2 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

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